Q224

NUMBER

SHARES



INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

AMERICAN EDUCATION CENTER INC.

The Corporation is authorized to issue 200,000,000 Common Shares -- Par Value $0.001 each

This Certifies that **SPECIMEN** is the owner of

fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated

SECRETARY-TREASURER

PRESIDENT